EXHIBIT 99.1

Vitacost.com, Inc. Announces Dismissal of Class Action Lawsuit

BOCA RATON, Fla., June 29, 2012– Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer of health and wellness products, announced that on June 25, 2012, the United States District Court for the Southern District of Florida has entered a final judgment in favor of Vitacost.com, Inc. in the punitive class action complaint captioned Miyahira v. Vitacost.com, Inc., Ira P. Kerker, Richard P. Smith, Stewart Gitler, Allen S. Josephs, David N. Ilfeld, Lawrence A. Pabst, Eran Ezra, and Robert G. Trapp, Case 9:10-cv-80644-KLR. Plaintiffs have 30 days to file an appeal.

“We are very pleased with the court’s decision,” stated Jeffrey Horowitz, Vitacost.com’s Chief Executive Officer. “The class action lawsuit was first announced in May 2010 and we are glad to now be putting this behind us as we continue to focus on executing on our sales growth initiatives and managing the business for long-term profitable growth.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

John Mills

Senior Managing Director

310.954.1105